      As filed with the Securities and Exchange Commission on May 10, 1999
                                         Registration Statement No.  333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             Registration Statement Under The Securities Act of 1933

                             WANG LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                            04-2192707
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                290 CONCORD ROAD
                         BILLERICA, MASSACHUSETTS 01821
                                 (978) 625-5000

   (Address, including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             ALBERT A. NOTINI, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                             WANG LABORATORIES, INC.
                                290 CONCORD ROAD
                         BILLERICA, MASSACHUSETTS 01821
                                 (978) 625-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:

                            PATRICK J. RONDEAU, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================
Title of Shares to            Amount to be         Proposed Maximum          Proposed Maximum            Amount of
 be Registered                Registered          Aggregate Price per       Aggregate Offering          Registration
                                                      Share (1)                 Price (1)                    Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value    68,500               $28.9375                  $1,982,218.75             $551.06
====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based upon prices on the Nasdaq National Market on May 7, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                SUBJECT TO COMPLETION, DATED MAY ___, 1999


PROSPECTUS

         The information contained in this Prospectus is not complete and may be changed. The Selling Shareholders named in this Prospectus cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                  68,500 SHARES

                             WANG LABORATORIES, INC.

                                  COMMON STOCK

         This Prospectus relates to the public resale, from time to time, of 68,500 shares of Wang Laboratories, Inc. common stock by certain shareholders identified below in the section titled "Selling Shareholders." Wang Laboratories issued the common stock covered by this Prospectus (the "Shares") in connection with grants of restricted stock awards to the Selling Shareholders.

         The prices at which the Selling Shareholders may sell the Shares will be determined by the prevailing market price for the Shares or in negotiated transactions. Wang Laboratories will not receive any of the proceeds from the sale of Shares covered by this Prospectus.

         Wang Laboratories is quoted on the Nasdaq National Market under the symbol "WANG." On May 7, 1999, the average of the high and low price for the Common Stock was $28.9375.

         INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY SHARES.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, NOR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is _________, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         Wang Laboratories is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and therefore files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         The SEC allows Wang Laboratories to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the following documents:

         (1) Our latest annual report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed;

         (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

         (3) The description of the Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, which are filed after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such reports and documents.

         You may request a copy of these filings, at no cost, by writing or telephoning our General Counsel at Wang Laboratories, Inc., 290 Concord Road, Billerica, MA 01821, Telephone: (978) 625-5000.

         Wang Laboratories has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the Shares offered by this Prospectus. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to Wang Laboratories and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above. You may also inspect these documents along with reports and other information regarding Wang Laboratories at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS

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

PROSPECTUS, REFERENCES TO THE "COMPANY," "WANG LABORATORIES," "WE," "US" AND "OUR" REFER TO WANG LABORATORIES, INC. AND ITS SUBSIDIARIES.

                                   THE COMPANY

         Wang Laboratories provides information technology services and solutions to enhance the ability of its customers to operate efficiently and more profitably through common operating environments, common support environments, specialized solutions and the Internet. These services and solutions include network and desktop computing infrastructure design, integration, security and management, help desk support, maintenance, warranty support, procurement, resale and installation of IT and communications equipment, application software design and support, and standardized and customizable solutions encompassing customer delivery channels for financial services institutions, electronic commerce and Internet-based commercial applications. We provide these services and solutions to customers on six continents and in major markets around the world. Our customers include banking and other financial services institutions, insurance companies, governments and their affiliates, including the Governments of the United States, Italy, and the European Commission, public authorities and utilities, and commercial enterprises in the retail, oil and gas, computer and telecommunications sectors.

         Wang Laboratories, Inc. is a Delaware corporation. Our principal executive office is located at 290 Concord Road, Billerica, Massachusetts 01821 and our telephone number is (978) 625-5000. In this Prospectus, the term "Wang Laboratories" includes Wang Laboratories, Inc. and its subsidiaries.

                                  RISK FACTORS

         Before purchasing any of the shares offered by this Prospectus, you should consider carefully the following risk factors, as well as other information contained in this Prospectus or incorporated by reference into it.

         Implementation of Business Strategy. Our business strategy is to increase the revenues and margins we realize from providing networked technology services and solutions to customers and clients and to build upon that growth through acquisitions and alliances with other companies. Our ability to implement successfully this strategy over the long term, and the ultimate success of this strategy and the achievement of sustained profitable growth, is uncertain and subject to a broad range of variables and contingencies, many of which are beyond our control. We may not be able to achieve the revenue growth we are seeking as a result of an inability to obtain new customer contracts, recruit, train and retain required skilled personnel or the inability to deliver the required services or solutions in a timely and satisfactory manner to customers.

         In addition, we cannot be certain that we will be able to implement strategic relationships or acquisitions, or, if entered into, that such strategic relationships or acquisitions will in fact further the implementation of our business strategy. Our existing strategic relationships with Dell Computer Corporation, Microsoft Corporation, and Cisco Systems, Inc. are subject to a variety of uncertainties, including possible evolutions in technology, business relationships or strategic plans of the parties which may, in the future, result in the termination of, or a change in the nature of or in the expectations with respect to, such strategic relationships. Our relationships with Dell, Microsoft and Cisco also include certain contractual obligations, which, if not satisfied, could allow Dell, Microsoft and Cisco to terminate all or a portion of their relationships.

         Currently, a significant portion of our revenues and gross margins are attributable to the servicing, upgrading and enhancement of our installed base of VS and other traditional systems and the resale of certain hardware products, including banking peripherals. We expect revenues from traditional sources, including the acquired Bull traditional product and service revenue streams, to decline at a rate exceeding 25% per year on a constant currency basis, but that rate may accelerate as our customers make systems decisions regarding Year 2000 compliance. Additionally, from one period to the next, the decline rate could be highly variable. As our traditional revenues decline, the loss of individual customers will have an increasingly significant effect on the rate of decline for any particular measurement period. Our continued growth is predicated on the business strategy described above (including the acquisition of new customer service and network integration businesses) more than offsetting the decline in revenues and gross margins from traditional sources. We cannot be certain that delays or difficulties in the implementation of our strategy, or a higher than anticipated decline in revenues and gross margins from traditional sources will not adversely impact our results of operations or the market value of our securities.

         Risks of Newly Acquired Businesses. In March and April 1998, we completed our acquisition of the wholly-owned IT solutions and services business of Olivetti Solutions ("Olsy") from the Olivetti Corporation. The transaction more than doubled our annualized revenue and number of employees. We confront a number of risks as we operate the Olsy business and integrates it with our existing business. As with any significant acquisition or merger, we confront challenges in

         -    retaining employees,

         -    customer relationships,

         -    synchronizing service delivery systems and business processes, and

         - integrating logistics, marketing and product offerings to achieve greater efficiencies and managing unforeseen liabilities.

         Moreover, we may not be able to implement all anticipated cost savings in the Olsy business. Finally, we cannot be certain that the acquisition of Olsy or any of our other acquisitions or strategic alliances will result in long-term benefits, or we will be able to effectively assimilate and manage the business of the acquired companies. We continue to evaluate such opportunities regularly, and one or more other transactions could occur at any time.

         The transfer of our shares to Olivetti as part of the purchase price for Olsy increases the risk that we may be limited in the use of our net operating loss. Federal tax rules impose an annual limitation on the use of a net operating loss when the change of ownership of shares in a corporation exceeds a certain limit. The transfer of our shares to Olivetti brings the aggregate change of ownership closer to, but not in excess of, that stated limit. Other unforeseen changes of ownership may result in the aggregate change of ownership to exceed the stated limit. We believe that even if the annual limitation on the use of our net operating loss was imposed, such limitation would be of limited consequence as the projected annual limitation on the use of a net operating loss exceeds our projected federal taxable income.

         Impairment of Long-Lived Assets. In accordance with accounting practice, we periodically evaluate the carrying value of long-lived assets such as goodwill and other intangible assets resulting from business combinations accounted for as purchases, in relation to the operating performance and future undiscounted cash flows, net of taxes, of the underlying business. Significant changes in future operating and business conditions could result in impairment and material writedowns in the future, if estimated undiscounted cash flows are projected to be insufficient to recover the carrying value of the related long-lived assets.

         Dependence on Key Personnel. We depend to a significant extent on key management personnel and technical employees. Our growth and future success will depend in large part on our ability to attract, motivate and retain highly qualified personnel, particularly trained and experienced technical professionals capable of providing sophisticated network and desktop outsourcing and integration services. In particular, our new relationships with Microsoft and Dell contemplate that we will train a significant number of qualified Microsoft- and CISCO-certified personnel. Competition for such personnel is intense and we cannot be certain that we will be successful in hiring, training, motivating or retaining such qualified personnel. The loss of key personnel or the inability to hire, train or retain qualified personnel could have a material adverse effect on our business.

         Competition. The information technology services and solutions industry, including the network and desktop services markets, is intensely competitive and undergoing continual change. Worldwide competition is vigorous in all of the markets in which we do business. Our competitors are numerous and vary widely in market position, size and resources. Competitors differ significantly depending upon the market, customer and geographic area involved. In many of our markets, traditional computer hardware manufacturing, communications and consulting companies provide the most significant competition. We must also compete with smaller IT services businesses and solution providers that have been able to develop strong local or regional customer bases. Many of our competitors have substantially greater resources than us, including larger research and engineering staffs and larger marketing organizations. We may have difficulty implementing the leading technology required to service our customers. We cannot be certain that we will be able to compete successfully against other companies that provide similar IT services and solutions.

         Year 2000 Liability. We supply computer systems to large organizations in the commercial and government markets, which include federal, state and local customers. Any failure of our products to perform, including system malfunctions due to the onset of the calendar year 2000 (caused by a data structure problem that will prevent software from properly recognizing dates after the year 1999), could result in claims against us. Although we maintain computer software and services errors and omissions insurance, a claim successfully brought against us could have a material adverse effect on our business. Moreover, an increasing number of our installed base of VS and other traditional proprietary systems could choose to convert to other calendar year 2000 compliant systems in order to avoid such malfunctions. An increasing rate of conversion would accelerate the decline of revenue associated with such proprietary systems, and could have a material adverse effect on our business. In addition, we operate internal legacy systems and applications that contain year 2000 limitations. Initiatives are underway to replace existing systems and address existing year 2000 limitations. We cannot be certain that the conversion will be completed in a timely manner.

         In the course of providing complex, integrated solutions to customers, we frequently form alliances with third parties that supply both hardware and software products and services. Our future results will in part depend upon the performance and capabilities of these parties, including their ability to deal effectively with the year 2000 issue. We are evaluating the impact of the year 2000 compliance on our suppliers and are working with our suppliers and customers on resolving year 2000 compliance issues. Because we rely on the cooperation and assistance of our suppliers in addressing year 2000 matters, there remains a possibility that year 2000 problems experienced by our suppliers could have a material adverse impact on our business.

         Possible Volatility of Price of Common Stock. The market price of the Common Stock has fluctuated significantly in the past and may continue to fluctuate in the future. Factors that may affect the market price of the Common Stock and cause it to fluctuate significantly include:

         -    announcements of acquisitions of or by us,

         - technological innovations or other developments concerning us, our competitors or other third parties,

         -    quarterly variations in our results of operations,

         -    non-recurring transactions and

         -    changes in overall industry and economic conditions.

         Moreover, our expense levels are based in part on expectations of future revenue levels, and a shortfall in expected revenue could therefore have a disproportionate adverse effect our net income. Furthermore, the market prices of the stocks of many high technology companies have experienced wide fluctuations that have not necessarily been related to the operating performance of the individual companies.

         Dependence on Government Revenue. In the six months ended December 31, 1998, we derived approximately 11% of our revenues from branches or agencies of the United States government. Sales to the United States government and its agencies comprised approximately 20% and 30% of revenues in the years ended June 30, 1998 and 1997. We derived significant additional revenues from agencies of various foreign governments. A significant portion of the revenue from the acquired Olsy operations is attributable to the sale of products and services to governments of other countries and their instrumentalities and agencies. For example, sales to the Italian government and its agencies were approximately 9% of revenues in the six months ended December 31, 1998. A significant portion of our U.S. and non-U.S. government revenues is derived from orders under government contract or subcontract awards, which involves the risk that the failure to obtain or renew an award due to the change in ownership or other factors, or a delay on the part of the government agency in making the award or of ordering or paying for products or services under an awarded contract, could have a material adverse effect on our financial performance for the period in question. Other risks involved in government sales are the larger discounts (and thus lower margins) often involved in government sales, the unpredictability of funding for various government programs, and the ability of government agencies to unilaterally terminate the contract.

         International Operations. International revenues in recent years have accounted for a substantial portion of our total revenues. As a result of the acquisition of Olsy, more than fifty percent of our revenue is from affiliates operating outside of the United States. Our international entities are subject to all of the risks normally associated with international operations, including:

         -        changes in regulatory compliance requirements,

         - compliance costs associated with International Standards Organization (ISO) 9000 quality control standards,

         -        special standards requirements,

         - exposure to currency fluctuations, exchange controls, tariffs and other barriers,

         - difficulties in staffing and managing international subsidiary operations,

         -        potentially adverse tax consequences and

         -        country-specific product requirements.

         The introduction of the Euro may result in changes to business practices throughout Europe affecting pricing, systems and competition. While we attempt to reduce our currency exposure, we cannot be certain that we will not experience losses due to international currency fluctuations. Our results of operations could also be affected by economic conditions and changes in foreign countries and by macro-economic changes, including recession and inflation. For example, weakness in some Asian economies may have an adverse impact on our business. In addition, effective intellectual property protection may not be available in every foreign country in which we distribute our own and other products and the loss of such protection could have a material adverse effect on our business.

         Nature of Contracts. Some of our contracts are for a fixed price and are long-term in duration, which subjects us to substantial risks relating to unexpected cost increases and other factors outside our control.

         Revenues and profits on such contracts are recognized using estimates and actual results, when known, may differ materially from such estimates. Additionally, some of our customer relationships in the international arena, particularly those acquired through the Olsy acquisition, are supported by periodic purchase orders in lieu of contracts of a predetermined duration. Revenues supported by purchase orders are often less predictable and may be jeopardized by the change of ownership of Olsy. Finally, IT outsourcing contracts in particular, often contain provisions that allow for termination for convenience, service level agreement compliance, liquidated damages and penalties and are awarded based on a competitive procurement process. Such contracts often require high pre-award expenditures and long lead times with no assurance of success.

         Superior Rights of Preferred Stock. Our Board of Directors is authorized under our Certificate of Incorporation, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Of the 5,000,000 authorized shares of preferred stock:

         - 90,000 shares have been designated as 4 1/2% Series A Cumulative Convertible Preferred Stock, all of which shares have been issued,

         - 143,750 shares have been designated as 6 1/2% Series B Cumulative Convertible Preferred Stock, all of which shares have been issued, and

         - 100,000 shares of Series C Junior Participating Preferred Stock, none of which have been issued.

         The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other series of preferred stock that we may designate and issue in the future. In particular, before any payment or distribution is made to holders of common stock upon the liquidation, dissolution or winding-up of the company, holders of each of the Series A Preferred Stock and the Series B Preferred Stock are entitled to receive a liquidation preference of $1,000.00 per share, plus accrued and unpaid dividends. The holders of the Series A Preferred Stock and the Series B Preferred Stock also have various rights, preferences and privileges with respect to dividends, redemption, voting, conversion and registration under the Securities Act of 1933.

         Market Risk. Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. We manage our exposure to changes in foreign currency exchange rates on certain intercompany and third party transactions denominated in foreign currency by entering into forward exchange contracts. Our risk management objective is to reduce our exposure to the effects of changes in future cash flows. To a certain extent, foreign currency exchange rate movements also affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors. Our foreign currency risk policies entail entering into foreign currency derivative instruments only to manage transaction risk, and not for speculative investments.

         We are also exposed to changes in interest rates primarily from our revolving credit borrowings. In January 1999, we changed our current policies, and commenced using interest rate derivative instruments to manage exposure to interest rate changes. Accordingly, we do not anticipate significant interest rate exposure in 1999.

         Availability of Financing. We may need to raise additional funds through public or private debt or equity offerings in order to make other acquisitions and otherwise implement its strategy. We entered into a $500 million secured credit facility in conjunction with the completion of the transaction with Olivetti. While we believe that the facility provides sufficient capital availability for the foreseeable future there can be no assurance that sufficient capital will be available on terms acceptable to us.

         Anti-takeover Provisions. Our Certificate of Incorporation and By-laws and the Delaware General Corporation Law contain certain provisions which could have the effect of delaying or preventing transactions that might result in a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market price, and may limit the ability of stockholders to approve transactions that they deem to be in their best interests. In addition, we have a shareholder rights plan which is intended to deter coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of us without offering a fair price to all of our shareholders which could have the same effect as the provisions referred to above.

         Recent Accounting Pronouncements In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The

Statement will require us to recognize all derivatives on the balance sheet at fair value. We expect to adopt the new Statement effective January 1, 2000 and have not yet determined its impact.


                                  RECENT EVENTS

         On May 4, 1999 Wang announced that it entered into an agreement with Getronics NV of Amsterdam, the Netherlands, providing for the acquisition of all the outstanding common stock of Wang for $29.25 per share in cash. The transaction will be implemented through a tender offer. The Wang board voted to recommend acceptance of the offer. The price represents a premium of 39% over the average share price for the last 30 trading days. The total consideration is approximately $2.0 billion. In accordance with the agreement, Getronics will promptly commence a cash tender for any and all outstanding shares of Wang common stock and other outstanding capital instruments on these terms. Any shares of common stock and other capital instruments not acquired in the tender offer will be acquired for cash in a subsequent merger on the same terms. The tender will be made only pursuant to definitive offering documents to be filed by Getronics with the Securities and Exchange Commission.


                                 USE OF PROCEEDS

         Wang Laboratories will not receive any proceeds from the sale of the Shares covered by this Prospectus.

                              SELLING SHAREHOLDERS

         In 1997, Wang Laboratories issued 50,000 shares of restricted common stock to Jose Ofman. In 1998, Wang Laboratories issued 18,500 shares of restricted common stock to Alberto Fresco. These shares were issued to the Selling Shareholders in connection with their employment with Wang Laboratories. In connection with the issuance of the Shares, Wang Laboratories agreed to register the public resale of the Shares under the Securities Act of 1933. Of the 50,000 shares issued to Mr. Ofman, 17,000 shares vested in March 1999 and 16,500 shares will vest in each of March 2000 and March 2001. Of the 18,500 shares issued to Mr. Fresco, 9,250 shares vested in February 1999 and the remaining 9,250 will vest in September 1999.

         Each of the Selling Shareholders is an officer of Wang Laboratories.

         The following table sets forth the name and the number of shares of common stock beneficially owned by each of the Selling Shareholders as of the date of this Prospectus, the number of shares to be offered by the Selling Shareholders and the number and percentage of shares to be owned beneficially by the Selling Shareholders if all of the shares offered hereby by the Selling Shareholders are sold as described herein.

                    Number of Shares of
                       Common Stock                                     Number of
Name of Selling     Beneficially Owned          Percent of       Shares of Common
 Shareholder        Prior to Offering       Outstanding Shares    Stock Offered Hereby
Jose Ofman               203,333                     *                  50,000
Alberto Fresco           18,500                      *                  18,500

----------------

*  Represents beneficial ownership of less than 1%.


                              PLAN OF DISTRIBUTION

         The common stock covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of Wang Laboratories in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then current market price or at negotiated prices, including pursuant to one or more of the following methods:

         (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

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

         (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (iii) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         The Selling Shareholders may also pledge common stock as collateral for margin accounts and such common stock could be resold pursuant to the terms of such accounts. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for the other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation shall be negotiated immediately prior to sale and which, as to a particular broker-dealer, may be in excess of customary compensation). Any broker-dealer may act as broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the shares by the Selling Shareholders. The Selling Shareholders have indicated to Wang Laboratories that they do not intend to sell the common stock offered hereby in underwritten transactions.

         Wang Laboratories has agreed to pay the expenses incurred in connection with this offering, other than brokerage commissions, underwriting fees or expenses and legal or accounting expenses incurred by the Selling Shareholders.

         In offering the shares of common stock covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         Wang Laboratories has advised the Selling Shareholders that during such time as it may be engaged in a distribution of common stock included herein it is required to comply with Regulation M under the Securities and Exchange Act of 1934.

         The public offering by the Selling Shareholders of the shares covered hereby will terminate on the earlier of (1) March 31, 2002 and (2) the date on which all shares offered hereby have been sold by the Selling Shareholders. The Selling Shareholders have agreed to discontinue disposition of the common stock covered hereby in certain circumstances, including upon receipt of notice from Wang Laboratories that there exists material undisclosed information that Wang Laboratories has a bona fide business purpose for keeping confidential.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this Prospectus will be passed upon for the Wang Laboratories by Albert A. Notini, General Counsel of Wang Laboratories, Inc. Mr. Notini is an officer and shareholder of Wang Laboratories.

                                     EXPERTS

         The consolidated financial statements and schedule of Wang Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined consolidated financial statements of Olivetti Solutions (An Integrated Business Unit of the Olivetti Group) incorporated in this Prospectus by reference to the Proxy Statement dated April 21, 1999, have been so incorporated in reliance on the report of Coopers & Lybrand S.p.A., independent accountants, given on the authority of said firm as experts in auditing and accounting. As indicated in their report, Coopers & Lybrand S.p.A.'s opinion, in so far as it relates to the amounts included for companies which they did not audit, is based solely on the reports of other auditors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various costs and expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Wang Laboratories. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense                                          Amount to be Paid
SEC registration fee                                            $   552
Legal (including Blue Sky) and
  accounting fees and expenses of the Company                     2,000
Printing fees and expenses                                        1,000
Miscellaneous                                                       500
                                                                  _____
   TOTAL                                                         $4,052

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

Exhibit
Number

2.1(1)   Amended and Restated Reorganization Plan dated September 20, 1993

4.3(2)   Form of Stock Certificate for Common Stock

5.1      Opinion of Albert A. Notini, Esq.

23.1     Consent of Ernst & Young LLP, Independent Auditors

23.2     Consent of Coopers & Lybrand, SpA

23.3     Arthur Andersen Reviseurs d'Enterprises

23.4     Arthur Andersen

23.5     Arthur Andersen

23.6     Price Waterhouse AG

23.7     Price Waterhouse

23.8     PriceWaterhouseCoopers Inc.

23.9     Consent of Albert A. Notini, Esq. (included in Exhibit 5.1)

24.1     Power of Attorney (appears on signature page)

---------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Form 8-A filed on September 27, 1993 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

       (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts this 10th day of May, 1999.

                                            WANG LABORATORIES, INC.

                                            By:  /s/John P. Cunningham
                                                 ----------------------------
                                                 John P. Cunningham
                                                 Executive Vice President and
                                                 Chief Financial Officer


                        SIGNATURES AND POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints John
P. Cunningham, Albert A. Notini and John A. Burgess, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Wang Laboratories, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this 10th day of May, 1999 in the capacities indicated:

         Signature                                   Title                                   Date


/s/ Joseph M. Tucci                                  Chairman of the Board, President,       May 10, 1999
--------------------------------------------         Chief Executive Officer,
Joseph M. Tucci                                      and Director
                                                     (Principal Executive Officer)

/s/John P. Cunningham                                Executive Vice President and            May 10, 1999
--------------------------------------------         Chief Financial Officer
John P. Cunningham                                   (Principal Financial Officer)



/s/Paul F. Brauneis                                  Vice President and Controller           May 10, 1999
--------------------------------------------         (Principal Accounting Officer)
Paul F. Brauneis


/s/ David A. Boucher                                 Director                                May 10, 1999
--------------------------------------------
David A. Boucher


/s/ Michael W. Brown                                 Director                                May 10, 1999
--------------------------------------------
Michael W. Brown

         Signature            Title                    Date


                              Director                 May __, 1999
-----------------------
Roberto Colaninno


                              Director                 May __, 1999
-----------------------
Sergio Erede


/s/ Marcia J. Hooper          Director                 May 10, 1999
-----------------------
Marcia J. Hooper


/s/ Joseph J. Kroger          Director                 May 10, 1999
-----------------------
Joseph J. Kroger


                              Director                 May __, 1999
-----------------------
Raymond C. Kurzweil


                              Director                 May __, 1999
-----------------------
Axel J. Leblois


/s/ Frederick A. Wang         Director                 May 10, 1999
-----------------------
Frederick A. Wang


/s/John P. White              Director                 May 10, 1999
-----------------------
John P. White

                                  EXHIBIT INDEX

Exhibit
Number

2.1(1)   Amended and Restated Reorganization Plan dated September 20, 1993

4.3(2)   Form of Stock Certificate for Common Stock

5.1      Opinion of Albert A. Notini, Esq.

23.1     Consent of Ernst & Young LLP, Independent Auditors

23.2     Consent of Coopers & Lybrand, SpA

23.3     Arthur Andersen Reviseurs d'Enterprises

23.4     Arthur Andersen

23.5     Arthur Andersen

23.6     Price Waterhouse AG

23.7     Price Waterhouse

23.8     PriceWaterhouseCoopers Inc.

23.9     Consent of Albert A. Notini, Esq. (included in Exhibit 5.1)

24.1     Power of Attorney (appears on signature page)

---------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Form 8-A filed on September 27, 1993 and incorporated herein by reference.

14